Exhibit 99.1

Contact: Debbie Lombardi GSC Group 973-593-5438 Roland Tomforde Broadgate Consultants, LLC 212-232-2222
GSC Investment Corp. Announces Third Quarter 2010 Financial Results
__________________________________________

NEW YORK, January 14, 2010 – GSC Investment Corp. (NYSE:GNV), a business development company, today announced financial results for the fiscal third quarter ended November 30, 2009.

Operating Results

For the quarter ended November 30, 2009, GSC Investment Corp. reported net investment income of $0.9 million, or $0.10 per share, and net gain on investments of $8.3 million, or $0.91 per share, resulting in a net increase in net assets from operations of $9.1 million, or $1.01 per share. $8.8 million of the net gain was due to unrealized appreciation. Net asset value was $3.80 per share as of November 30, 2009 as compared to $6.91 per share as of August 31, 2009. The decrease in NAV per share from August 31, 2009 was primarily the result of the distribution of 8.6 million shares of common stock on December 31, 2009 for the stock portion of the dividend declared on November 13, 2009. In accordance with generally accepted accounting principals, the number of shares outstanding used to calculate NAV per share as of November 30, 2009 was retroactively adjusted to reflect the additional shares issued as a result of the stock dividend. Excluding the issuance of these additional shares, the NAV per share would have been $7.76 as of November 30, 2009.

Portfolio and Investment Activity

As of November 30, 2009, the value of the Company's investment portfolio was $103.3 million, principally invested in 29 portfolio companies and one collateralized loan obligation fund (“CLO”). The overall portfolio composition consisted of 15.4% first lien term loans,

29.1% second lien term loans, 27.5% senior secured notes, 7.1% unsecured notes, 20.8% subordinated notes of GSCIC CLO and 0.1% equity/limited partnership interests.

During the third quarter, GSC Investment Corp. made no investments in new or existing portfolio companies.  For the quarter, the Company had $5.7 million in aggregate amount of exits and repayments, resulting in net repayments of $5.7 million.

As of November 30, 2009, the weighted average current yield on the Company's first lien term loans, second lien term loans, senior secured notes, unsecured notes and the GSCIC CLO subordinated notes were 7.8%, 8.0%, 11.6%, 12.3% and 11.0%, respectively, which resulted in an aggregate weighted average current yield of 9.8%.

As of November 30, 2009, 43.2%, or $35.3 million, of the Company's interest-bearing portfolio was fixed rate debt with a weighted average current coupon of 11.7% and 56.8%, or $46.5 million, of its interest-bearing portfolio was floating rate debt with a weighted average current spread of LIBOR plus 7.1%.

Liquidity and Capital Resources

At November 30, 2009, the Company had $43.8 million in borrowings under its credit facility and an asset coverage ratio of 247%.

On July 30, 2009, an unremedied borrowing base deficiency became an event of default, which is currently continuing. During the continuance of an event of default, the lender has the ability to terminate the facility and sell the underlying collateral necessary to satisfy outstanding borrowings. The lender has elected not to accelerate the obligation to date, but has reserved the right to do so. Including $6.3 million of repayments made subsequent to November 30, 2009, the Company has repaid $18.3 million of outstanding borrowings since the event of default consisting of $11.6 million of proceeds from asset sales and repayments and $6.7 million from cash interest received in excess of interest expense.

The Company continues to work with the investment banking firm of Stifel Nicolaus & Company as it actively evaluates strategic alternatives to maximize long-term shareholder value.

Dividend

On November 13, 2009, the Company’s Board of Directors declared a dividend of $1.825 per share is payable on December 31, 2009, to shareholders of record as of November 25, 2009. Shareholders had until December 17, 2009 to elect whether to receive the dividend in cash (up to an aggregate maximum cash amount of approximately $2.1 million or approximately 13.7% of the total dividend paid) or in shares of common stock. The dividend consisted of $2.1 million in cash and 8,648,725 shares of common stock or 104% of GSC Investment Corp’s outstanding shares prior to the dividend. The dividend included the balance of the Company’s fiscal year 2009 taxable income and a significant portion of the Company’s fiscal year 2010 taxable income including a component for the third quarter of fiscal year 2010.

2010 Third Quarter Conference Call/Webcast Information

When: Friday, January 15, 2010, 10:00 a.m. Eastern Time (ET)

Call: Interested parties may participate by dialing (877) 852-6561 (U.S. and Canada) or (719) 325-4900 (outside U.S. and Canada).

Webcast: Interested parties may also access a simultaneous webcast of the call by going to http://ir.gscinvestmentcorp.com/events.cfm. A replay of the webcast will be available from 1:00 p.m. ET on Friday, January 15, 2010 through 11:59 p.m. ET, Wednesday, January 27, 2010.

About GSC Investment Corp.
GSC Investment Corp. is a specialty finance company that invests primarily in leveraged loans and mezzanine debt issued by U.S. middle-market companies, high yield bonds and collateralized loan obligations. It has elected to be treated as a business development company under the Investment Company Act of 1940. The Company may also opportunistically invest in distressed debt, debt issued by non-middle market companies, and equity securities issued by middle and non-middle market companies. The Company draws upon the support and investment advice of its external manager, GSC Group, an alternative asset investment manager that focuses on complex, credit-driven strategies. GSC Investment Corp. is traded on the New York Stock Exchange under the symbol "GNV."

GSC Investment Corp.

Consolidated Balance Sheets

	As of
	November 30, 2009	February 28, 2009
ASSETS	(unaudited)

Investments at fair value
Non-control/non-affiliate investments (amortized cost of $126,612,792 and $137,020,449, respectively)	$81,805,383	$96,462,919
Control investments (cost of $29,233,097 and $29,905,194, respectively)	21,464,041	22,439,029
Affiliate investments (cost of $0 and $0, respectively)	318	10,527
Total investments at fair value (amortized cost of $155,845,889 and $166,925,643, respectively)	103,269,742	118,912,475
Cash and cash equivalents	5,459,780	6,356,225
Cash and cash equivalents, securitization accounts	839,290	1,178,201
Outstanding interest rate cap at fair value (cost of $131,000 and $131,000, respectively)	72,593	39,513
Interest receivable, net of reserve	3,122,764	3,087,668
Deferred credit facility financing costs, net	-	529,767
Management fee receivable	1,058,861	237,370
Other assets	113,150	321,260
Receivable from unsettled trades	600,036	-
Total assets	$114,536,216	$130,662,479

LIABILITIES
Revolving credit facility	$43,840,749	$58,994,673
Dividend payable	2,073,066	-
Management and incentive fees payable	3,093,400	2,880,667
Accounts payable and accrued expenses	827,707	700,537
Interest and credit facility fees payable	357,455	72,825
Total liabilities	$50,192,377	$62,648,702

NET ASSETS
Common stock, par value $.0001 per share, 100,000,000 common shares authorized, 16,940,109 and 8,291,384 common shares issued and outstanding, respectively	1,694	829
Capital in excess of par value	130,001,583	116,943,738
Accumulated undistributed net investment income (loss)	(4,496,445)	6,122,492
Accumulated net realized loss from investments and derivatives	(8,528,440)	(6,948,628)
Net unrealized depreciation on investments and derivatives	(52,634,553)	(48,104,654)
Total Net Assets	64,343,839	68,013,777
Total liabilities and Net Assets	$114,536,216	$130,662,479

NET ASSET VALUE PER SHARE	$3.80	$8.20

GSC Investment Corp.

Consolidated Statements of Operations

	For the three months ended		For the nine months ended
	November 30		November 30
	2009	2008	2009	2008
INVESTMENT INCOME	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Interest from investments
Non-control/Non-affiliate investments	$2,593,082	$4,269,985	$8,566,587	$12,873,546
Control investments	368,374	1,452,237	1,686,088	3,198,626
Total interest income	2,961,456	5,722,222	10,252,675	16,072,172
Interest from cash and cash equivalents	2,752	38,377	22,934	141,074
Management fee income	511,236	517,875	1,549,167	1,529,762
Other income	54,699	82,189	155,111	164,683
Total investment income	3,530,143	6,360,663	11,979,887	17,907,691

EXPENSES
Interest and credit facility financing expenses	1,126,162	693,830	3,174,603	2,150,639
Base management fees	462,755	653,995	1,515,813	2,108,026
Professional fees	714,789	272,196	1,396,567	932,785
Administrator expenses	171,861	241,317	515,583	750,661
Incentive management fees	-	542,231	322,183	1,289,365
Insurance	220,059	173,353	649,535	518,001
Directors fees and expenses	71,989	72,490	217,125	212,375
General & administrative	65,298	65,289	191,223	208,230
Expenses before expense waiver and reimbursement	2,832,913	2,714,701	7,982,632	8,170,082
Expense reimbursement	(171,861)	(241,317)	(515,583)	(800,376)
Total expenses net of expense waiver and reimbursement	2,661,052	2,473,384	7,467,049	7,369,706

NET INVESTMENT INCOME	869,091	3,887,279	4,512,838	10,537,985

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS:
Net realized loss from investments	(549,864)	(7,293,875)	(1,579,812)	(7,423,694)
Net realized gain from derivatives	-	-	-	30,454
Net unrealized appreciation/(depreciation) on investments	8,825,100	(4,142,827)	(4,562,979)	(10,422,015)
Net unrealized appreciation/(depreciation) on derivatives	(16,754)	(1,419)	33,080	(29,745)
Net gain/(loss) on investments	8,258,482	(11,438,121)	(6,109,711)	(17,845,000)

NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$9,127,573	$(7,550,842)	$(1,596,873)	$(7,307,015)

WEIGHTED AVERAGE - BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE	$1.01	$(0.91)	$(0.19)	$(0.88)

WEIGHTED AVERAGE COMMON STOCK OUTSTANDING - BASIC AND DILUTED	9,051,711	8,291,384	8,542,983	8,291,384